Filed Pursuant to Rule 433
Registration No. 333-277211

HSBC USA Inc. Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Bank of America Corporation, the Common Stock of Blackstone Inc., and the Common Stock of The Goldman Sachs Group, Inc. due June 14, 2029

Term Sheet to Free Writing Prospectus dated June 9, 2026

Summary of Terms
Issuer	HSBC USA Inc. (“HSBC”)
Market Measures	The common stock of Bank of America Corporation (“BAC”), the Common stock of Blackstone Inc. (“BX”) and the common stock of The Goldman Sachs Group, Inc. (“GS”) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	June 10, 2026
Issue Date*	June 15, 2026
Final Calculation Day*	June 11, 2029
Stated Maturity Date*	June 14, 2029
Contingent Coupon Payments (with Memory Feature)

On each contingent coupon payment date, unless the securities have been automatically called, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate (each a “contingent coupon payment”) if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. In addition, if the stock closing price of the lowest performing Underlying Stock on one or more calculation days is less than its coupon threshold price and, on a subsequent calculation day, the stock closing price of the lowest performing Underlying Stock on that subsequent calculation day is greater than or equal to its coupon threshold price, on the contingent coupon payment date related to that subsequent calculation day, you will receive the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).

Each contingent coupon payment, if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 12

Contingent Coupon Rate	At least 18.20% per annum, to be determined on the pricing date
Calculation Days*	Monthly, on the 10th of each January, February, March, April, May, June, July, August, September, October, November and December, commencing July 2026 and ending June 2029
Contingent Coupon Payment Dates	Monthly, on the third business day following each calculation day, provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Automatic Call	If the stock closing price of the lowest performing Underlying Stock on any of the semiannual calculation days from September 2026 to May 2029, inclusive, is greater than or equal to its call threshold price, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the final contingent coupon payment and any previously unpaid contingent coupon payments otherwise due. The securities will not be subject to automatic call until the third calculation day, which is approximately three months after the issue date.
Call Settlement Date*	Three business days after the applicable calculation day.
Maturity Payment Amount (per security)

•   If the ending price of the lowest performing Underlying Stock on the final calculation day is greater than or equal to its downside threshold price: $1,000; or

•   If the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price:

$1,000 × performance factor of the lowest performing Underlying Stock on the final calculation day

Lowest Performing Underlying Stock	For any calculation day, the Underlying Stock with the lowest performance factor on such calculation day.
Performance Factor	With respect to an Underlying Stock on any calculation day, its stock closing price on such calculation day divided by its starting price (expressed as a percentage).
Starting Price	With respect to each Underlying Stock, its stock closing price on the pricing date.
Ending Price	With respect to each Underlying Stock, its stock closing price on the final calculation day.
Coupon Threshold Price	With respect to each Underlying Stock, 70% of its starting price.
Call Threshold Price	With respect to each Underlying Stock, 100% of its starting price.
Downside Threshold Price	With respect to each Underlying Stock, 70% of its starting price.
*Subject to change

Summary of Terms (Continued)
Calculation Agent	HSBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission and Other Fees	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.30% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	40447EPP5 / US40447EPP50
Material Tax Consequences:	See the free writing prospectus.

Hypothetical Payout Profile (Maturity Payment Amount)

If the securities are not automatically called prior to maturity and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price, you will have full downside exposure to the decrease in the price of the lowest performing Underlying Stock from its starting price and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying Stock, but you will have full downside exposure to the lowest performing Underlying Stock on the final calculation day if the securities are not automatically called and its ending price is less than its downside threshold price.

The estimated initial value of the securities on the pricing date is expected to be between $917.50 and $957.50 per security, which will be less than the original offering price. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” in the accompanying free writing prospectus.

Free writing prospectus:

https://www.sec.gov/Archives/edgar/data/83246/000110465926071769/tm2616470d137_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page FWP-9 of the accompanying free writing prospectus, and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying free writing prospectus, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the free writing prospectus are inconsistent with those described herein, the terms described in the free writing prospectus will control.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying free writing prospectus and the “Risk Factors” section in the accompanying product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Maturity, You May Lose A Significant Portion Or All Of The Face Amount Of Your Securities At Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Underlying Stock On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.
•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stock Performs Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stock.
•	You Will Be Subject To Risks Resulting From The Relationship Between The Underlying Stocks.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	A Contingent Coupon Payment Date, A Call Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of HSBC

•	The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

•	The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.
•	If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stocks

•	Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
o	Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.
o	Each of the Underlyings are concentrated in the banking and financial sector.
o	Historical Prices Of An Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.
o	The Securities May Become Linked To The Common Stock Of A Company Other Than Any Original Underlying Stock Issuer.
o	We, The Agent And Our Respective Affiliates Cannot Control Actions By Any Underlying Stock Issuer.
o	We, The Agent And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
o	You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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